                                                           EXHIBIT 3.2.4
                          AMENDED AND SECOND RESTATED

                           ARTICLES OF INCORPORATION

                                      OF

                         OPTICAL SECURITY GROUP, INC.


  OPTICAL SECURITY GROUP, INC., a Colorado corporation (the "Company"), pursuant to (S)(S) 7-110-103 and 7-110-107 of the Colorado Business Corporation Act, hereby amends and restates its Articles of Incorporation, as amended. These Amended and Restated Articles of Incorporation correctly set forth the provisions of the Articles of Incorporation and supersede the original Articles of Incorporation and all amendments thereto.

  Such amendments and additions were duly adopted by the shareholders of the Company at the annual meeting of shareholders. The number of votes cast for the amendments contained in these Amended and Restated Articles of Incorporation by each voting group entitled to vote separately on the amendment was sufficient for approval by that voting group.

  The Articles of Incorporation are amended by striking Articles I through XII in their entirety, and by substituting the following:


                                   ARTICLE I
                              NAME OF CORPORATION
                              -------------------

  The name of the corporation is Optical Security Group, Inc.


                                  ARTICLE II
                                   DIRECTORS
                                   ---------

  2.1 The number of directors shall be fixed in accordance with the Bylaws.

  2.2 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereon is not permitted under the Colorado Business Corporation Act, as the same exists or may be hereafter amended. Any repeal or modification of this
Section 2.2 of Article II by the shareholders of the Corporation shall be prospective only and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                  ARTICLE III
                                 CAPITAL STOCK
                                 -------------

  3.1 The total number of shares of all classes which the corporation has the authority to issue is 17,500,000, of which 15,000,000 shares shall be common stock, par value $.005 per share, and 2,500,000 shares shall be preferred stock, par value $.01 per share.

  3.2 The board of directors of the corporation shall have the authority to divide the preferred stock into series and, with the limitations provided by statute, to fix by resolution the voting powers, designation, preferences, and relative participating, optional, or other special rights, and the qualifications, limitations or restrictions of the shares of any series so established.

  3.3 Each outstanding share of common stock shall be entitled to one vote and each fractional share of common stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of the shareholders. A majority of the shares of common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by the Articles of Incorporation, or the Colorado Business Corporation Act, if a quorum is present, the affirmative vote of a majority of shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by the shareholders of this corporation, the provisions of the Colorado Corporation Code would have required the vote of the holders of two-thirds of the outstanding shares of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereto.

                                  ARTICLE IV
                                    VOTING
                                    ------

  No cumulative voting in the election of directors shall be allowed.


                                   ARTICLE V
                               PREEMPTIVE RIGHTS
                               -----------------

  The shareholders shall have no preemptive or preferential rights to acquire any unissued or treasury shares of stock of the corporation, securities convertible into shares, or securities carrying stock purchase options or warrants to acquire any unissued shares of stock of the corporation.

                                  ARTICLE VI
                          SHARE TRANSFER RESTRICTIONS
                          ---------------------------

  At the time of issuance, the corporation shall have the right to impose restrictions upon the transfer of any of its authorized shares or any interest therein. The board of directors is hereby authorized on behalf of the corporation to exercise the corporation's right to so impose such restrictions by agreement or otherwise.

                                  ARTICLE VII
                               PRINCIPAL OFFICE
                               ----------------

  The principal office of the corporation is Suite 920, 535 16th Street, Denver, Colorado 80202.


                                 ARTICLE VIII
               SERIES B 8% CUMULATIVE CONVERTIBLE EXCHANGEABLE
               -----------------------------------------------
                            PREFERRED VOTING STOCK
                            ----------------------

  8.1 Number and Designation. Fifteen thousand shares of the preferred stock shall be designated Series B 8% Cumulative Convertible Exchangeable Preferred Voting Stock (the "Series B Shares").

  8.2 Dividends. The holders of the Series B Shares shall be entitled to receive cash dividends at the rate of 8% per annum, when and as declared by the board of directors, out of funds legally available therefor. Said dividend is payable quarterly each year beginning with the quarter ended March 31, 1996, on the first day of April, July, October, and January in each year. Dividends shall be cumulative from the date due so that, if the board of directors fails to declare or the corporation fails to pay, a dividend for any quarter, such dividend shall accrue and become payable at the time the next dividend is due. Dividend payments made by the corporation in any quarter shall first be applied to the dividend payment due that quarter and then toward any accrued but unpaid dividends, starting with the most recent accrued but unpaid dividend. Accruals of dividends shall not bear interest.

  8.3 Liquidation. Upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of the Series B Shares shall be entitled to receive, out of the assets of the corporation available for distribution to its shareholders, an amount equal to the Redemption Price, as defined below, plus all dividends accrued and unpaid up to the date of such payment, and no more, before any payment shall be made or any assets distributed to the holders of any stock ranking on liquidation junior to the Series B Shares. If the assets of the corporation so distributable shall be insufficient to permit full payment of such amounts to the holders of the Series B Shares and full payment of amounts due to holders of the corporation's Series A Convertible Preferred Stock ("Series A Shares") upon liquidation, dissolution, or winding up of the corporation, all of the assets shall be distributed ratably (based on the number of shares of common stock of the corporation ["Common Stock"] each holder of the Series A Shares or Series B Shares would be entitled to receive if such holder exercised such holder's conversion right) among the holders of the Series B Shares and Series A Shares. For the purposes of this Section 8.3, the voluntary sale, lease, exchange or transfer of all or substantially all of the corporation's property or assets, or its consolidation or merger with any other corporation or corporations, shall not be deemed a liquidation, dissolution or winding up of the corporation and the Series B Shares shall remain outstanding with the same rights and preferences as set forth herein, except as provided in paragraph 8.6.5(ii).

  8.4    Voting Rights.

         8.4.1 Each holder of Series B Shares shall have one vote for each share of Common Stock that such holder would then be entitled to receive if such holder were to convert such holder's Series B Shares into Common Stock pursuant to Section 8.6, and shall have the right to vote on all matters in like manner as the holders of Common Stock.

         8.4.2 The holders of the Series B Shares shall be entitled to vote separately, as a class, on certain matters as provided by Colorado law.

  8.5    Redemption.

         8.5.1 (i) From January 19, 1996, the initial closing date of the corporation's private offering of the Series B Shares (the "Initial Closing Date") until March 29, 1998, the corporation may not redeem the Series B Shares.

                  (ii) Unless prohibited by Colorado law, on or after March 30, 1998, the corporation may redeem, pro rata if less than all of the Series B Shares are being redeemed, at the redemption price and in the manner set forth below only if the closing bid and asked prices of the Common Stock on the National Association of Securities Dealer's Inc. Automated Quotation Service or any national stock exchange or over-the-counter exchange where the Common Stock is subsequently listed ("NASDAQ"), is 150% of the Conversion Price (as defined in Subsection 8.6.1) for 30 consecutive trading days commencing not more than 60 days prior to the date of mailing the redemption notice to holders pursuant to Subsection 8.5.2.

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

     8.5.2 The corporation shall notify holders of the Series B Shares in writing at least 30 days prior to the date set for redemption (the "Redemption Date"), at the addresses of such holders as the same appear on the records of the corporation. Such notice shall set forth (a) the Redemption Date, (b) the redemption price, (c) the number of Series B Shares being redeemed, (d) the place where such holders are to surrender to the corporation such holder's certificate or certificates representing the Series B Shares being redeemed, and
(e) the holders' rights to convert Series B Shares as provided in Section 8.6 up to the Redemption Date.

     8.5.3    The redemption price for each Series B Share is as follows:

               Date Redeemed                    Redemption Price
               -------------                    ----------------

     On or after March 30, 1998, but
     prior to the third anniversary of
     the Initial Closing Date                         $1,090

     On or after the third anniversary
     of the Initial Closing Date but
     prior to the fourth anniversary of
     the Initial Closing Date                         $1,075

     On or after the fourth anniversary
     of the Initial Closing Date but
     prior to the fifth anniversary of
     the Initial Closing Date                         $1,060

     On or after the fifth anniversary
     of the Initial Closing Date but
     prior to the sixth anniversary of
     the Initial Closing Date                         $1,040

     On or after the sixth anniversary
     of the Initial Closing Date but
     prior to the seventh anniversary of
     the Initial Closing Date                         $1,020

     On or after the seventh anniversary
     of the Initial Closing Date                      $1,000

plus cumulative dividends up to the Redemption Date.

     8.5.4 If the corporation shall have been duly given notice of redemption as provided in Subsection 8.5.2, and if, on or before the Redemption Date specified in such notice, the funds necessary for such redemption shall have been delivered to the Company's transfer agent or other redemption agent so as to be available therefor; then, notwithstanding that any certificates representing Series B Shares called for redemption shall not have been surrendered, such Series B Shares shall no longer be deemed outstanding and all rights of the holders of such Series B Shares so called for redemption shall forthwith on such Redemption Date, cease and terminate, except the right of the holders thereof to receive the redemption price as specified above. In case less than all the Series B Shares represented by any surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed Series B Shares.

     8.5.5 Series B Shares that have been redeemed as provided in this section shall revert to the status of authorized but unissued Series B Shares.

       8.6 Conversion. At any time, and from time to time, each holder of Series B Shares shall have the right and option to convert any or all whole Series B Shares into shares of Common Stock on the following terms and conditions:

     8.6.1 Series B Shares may be converted at the option of the holder thereof into fully paid and nonassessable shares of Common Stock at the conversion price, determined as hereinafter provided, shall be in effect at the time of conversion. Each Series B Share shall be valued for the purpose of such conversion at $1,000 per share. The price at which the Common Stock shall be delivered, upon conversion (the "Conversion Price"), shall be $6.00 per share.

     8.6.2 In the event the average closing bid and asked prices of the Common Stock for the 60 trading days immediately preceding the second anniversary of the Initial Closing Date is less than the Conversion Price (such price referred to as the "Second Anniversary Price"), 60 days after the second anniversary of the Initial Closing Date, the Conversion Price shall be adjusted to the greater of (a) the Second Anniversary Price or (b) $4.00 per share (such adjusted price referred to as the "Adjusted Conversion Price").

     8.6.3 The corporation shall not issue, in connection with the conversion of Series B Shares, certificates for fractions, but in lieu thereof shall pay to any person who would otherwise be entitled thereto an amount of cash equal to such fraction multiplied by the Market Price (as hereinafter defined) of the Common Stock on the last business day of the week preceding the week in which the conversion privilege is or is deemed to have been exercised. As used herein, "Market Price" means the average of the closing bid and asked prices as reported on NASDAQ.

     8.6.4 In order for any holder of Series B Shares to convert the same into Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation's transfer agent. Such certificate shall be accompanied by written notice setting forth the number of Series B shares represented by the certificate or certificates which the holder wishes to convert and the name or names in which such holder wishes the certificate or certificates for Common Stock to be issued. The corporation's transfer agent will, as soon as practicable thereafter, issue and deliver to such holder of the Series B Shares, or to such holder's nominee or nominees, certificates for the full number of shares of Common Stock to which such holder shall be so entitled, together with cash in lieu of any fraction of a share as provided in paragraph
8.6.3 above. If surrendered certificates for the Series B Shares are converted only in part, the corporation will issue and deliver to the holder, or to such holder's nominee or nominees, a new certificate or certificates representing the aggregate of the unconverted Series B Shares. The Series B Shares shall be deemed to have been converted as of the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

     8.6.5 The Conversion Price, or the Adjusted Conversion Price, as the case may be, shall be subject to adjustment as follows:

              (i) In case the corporation shall (a) pay a dividend or make a distribution on its Common Stock in shares of the capital stock of the corporation, (b) subdivide or split its outstanding Common Stock, (c) combine the outstanding Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of the capital stock of the corporation, the number and kind of shares issuable upon conversion of each Series B Share outstanding immediately prior thereto shall be adjusted so that the holder of each Series B Share shall be entitled to receive the kind and number of shares of Common Stock or other securities of the corporation which such holder would have owned or have been entitled to receive after the happening of any of the events described above had such Series B Shares been converted in full immediately prior to the earlier of the happening of such event or any record date with respect thereto. In the event of any adjustment of the total number of shares of Common Stock issuable upon the conversion of then outstanding Series B Shares pursuant to this subsection, the Conversion Price or the Adjusted Conversion Price, as the case may be, shall be adjusted to be the amount resulting from multiplying the Conversion Price, or the Adjusted Conversion Price, as the case may be, prior to the adjustment by a fraction, the denominator of which is the number of shares of Common Stock (including fractional shares of Common Stock) issuable upon converting such Series B Shares immediately after such adjustment, and the numerator of which is the number of shares issuable upon conversion of such Series B Shares in full immediately prior to such adjustment. An adjustment made pursuant to this paragraph (i) shall become effective immediately after the effective date of such event retroactive to the record date, if any, for such event. Such adjustment shall be made successively whenever any event listed above shall occur.

                     (ii) In case of any reclassification or similar change of outstanding shares of Common Stock (other than as set forth in paragraph (i) above), or in case of the consolidation or merger of the corporation with another corporation, or the conveyance of all or substantially all of the assets of the corporation, each Series B Share shall thereafter be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the corporation deliverable upon conversion of such Series B Shares would have been entitled upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event; and, in any such case, appropriate adjustments (as determined by the board of directors) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Series B Shares to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the Conversion Price or Adjusted Conversion Price, as the case may be) shall thereafter be applicable, as nearly as may be reasonably practicable, in relation to any shares of stock or other securities thereafter deliverable upon the conversion of Series B Shares. The corporation shall not effect any such consolidation, merger or sale unless prior to or simultaneously with the consummation thereof the successor corporation or entity (if other than the corporation) resulting from such consolidation or merger or the corporation or entity purchasing such assets or other appropriate corporation or entity shall assume, by written instrument, the obligation to deliver to the holder of each Series B Share such shares, securities, assets or cash as, in accordance with the foregoing provisions, such holders may be entitled to, and the other obligations hereunder.

                     (iii) In case the corporation shall issue Common Stock at a price less than the current Market Price, the Conversion Price or Adjusted Conversion Price, as the case may be, shall be adjusted by multiplying it by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding, on a fully diluted basis immediately prior to such event, plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares would purchase at the Market Price, and the denominator of which shall be the number of shares of Common Stock outstanding, on a fully diluted basis immediately prior to such event, plus the number of such additional shares of Common Stock issued at a price less than current Market Price.

                     (iv) In case the corporation shall issue stock purchase warrants or securities carrying conversion privileges at a conversion price more favorable than the Conversion Price or the Adjusted Conversion Price, if in effect at the time of such issuance, for the Series B Shares, the Conversion Price or Adjusted Conversion Price, as the case may be, shall be adjusted by multiplying it by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding, on a fully diluted basis immediately prior to such event, plus the number of shares of Common Stock which the aggregate consideration for the total number of such shares issuable pursuant to warrants or convertible securities would purchase at the Conversion Price or the Adjusted Conversion Price, if in effect at the time of such event, and the denominator of which shall be the number of shares of Common Stock outstanding, on a fully diluted basis immediately prior to such event, plus the number of such additional shares issuable pursuant to such warrants or convertible securities. Stock purchase warrants or convertible securities shall be deemed to carry more favorable conversion privileges if the amount determined by dividing (1) the total amount, if any, received or receivable by the corporation as consideration for the granting of such warrants or the issuing of such convertible securities, plus the minimum aggregate amount of additional consideration, if any, payable to the corporation upon exercise of such warrants or conversion of such convertible securities, by (2) the total maximum number of common shares issuable upon exercise of such warrants or upon the conversion of such convertible securities is less than the amount determined by applying the same formula to the Series B Shares.

                     (v) No adjustment in the Conversion Price or Adjusted Conversion Price, as the case may be, shall be required unless such adjustment (plus any adjustments not previously made by reason of this paragraph (iii)) would require an increase or decrease of at least 3% of the Conversion Price or the Adjusted Conversion Price, as the case may be, in effect at the time such adjustment would otherwise be required to be made. Any adjustments that are not required to be made by reason of this paragraph (iii) shall be carried forward and taken into account in any subsequent adjustment. All adjustments in the Conversion Price, or the Adjusted Conversion Price, as the case may be, shall be carried out to the nearest cent.

                     (vi) Upon the expiration of any subscription rights or warrants or the termination of any rights to convert or exchange any convertible securities on account of which the Conversion Price or Adjusted Conversion Price, as the case may be, has previously been adjusted (without exercise of such rights or warrants or conversion or exchange of such convertible securities), the Conversion Price, or the Adjusted Conversion Price, as the case may be, shall forthwith be readjusted to such Conversion Price, or the Adjusted Conversion Price, as the case may be, as would have been in effect at the time of such expiration or termination, had such rights, warrants or convertible securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

                     (vii) Except as specifically provided herein, no adjustment in the Conversion Price or Adjusted Conversion Price, as the case may be, shall be made by reason of the issuance of shares of Common Stock in exchange for cash, property or services.

                     (viii) Whenever the Conversion Price or Adjusted Conversion Price, as the case may be, is adjusted as herein provided, the corporation shall prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, and such certificate shall then be delivered to the holders of record of the Series B Shares.

                     (ix) The adjustments herein provided for shall become effective immediately following the record date for any event for which the record date is designated and on the effective date for any other event.

            8.6.6 So long as any of the Series B Shares remain outstanding, and the holders thereof have the right to convert them into shares of Common Stock, the corporation shall reserve from the authorized and unissued shares of its Common Stock a sufficient number of shares to provide for such conversion.

            8.6.7 In case of any call for redemption of any Series B Shares, as provided in Section 8.5, the right of conversion provided in this Section 8.6 shall nevertheless continue, as to the shares called for redemption, up to the Redemption Date.

            8.6.8 Series B Shares that have been converted as provided herein shall revert to the status of authorized but unissued Series B Shares.

     8.7    The Corporation's Right to Exchange Series B Shares for Debentures.

            8.7.1 Any time after the first anniversary of the Initial Closing Date, the corporation, upon ten days' prior written notice to the holders of Series B Shares, may exchange, in whole or in part, the Series B Shares into senior subordinated convertible debentures ("Debentures"), pro rata if less than all of the Series B Shares are being exchanged, at the exchange rate set forth in Section 8.9 and in the manner set forth below.

            8.7.2 The corporation shall notify the holders of the Series B Shares in writing at least ten days prior to the date set for exchange (the "Exchange Date"), at the address of such holders as the same appear on the records of the corporation. Such

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notice shall set forth (a) the Exchange Date, (b) the number of Series B Shares being exchanged, and (c) the place where such holders are to surrender to the corporation such holder's certificate or certificates representing the Series B Shares being exchanged.

            8.7.3 If the corporation duly gives notice of the exchange, as provided in Subsection 8.7.2, then, notwithstanding that any certificates representing the Series B Shares called for exchange shall not have been surrendered, such Series B Shares shall no longer be deemed outstanding, and all rights of the holders of such Series B Shares so called for exchange shall forth with, at such exchange date, cease and terminate, except the right of the holders thereof to receive the Debentures, together with cash, if the Company opts to pay cumulative dividends in cash as provided in Section 8.9. In case less than all of the Series B Shares represented by any surrendered certificate are exchanged, a new certificate shall be issued representing the unexchanged Series B Shares.

            8.7.4 Series B Shares that have been exchanged as provided in this section shall revert to the status of authorized but unissued Series B Shares.

     8.8    Holders' Right to Exchange Series B Shares for Debenture.

            8.8.1 In the event the corporation fails to declare and pay dividends on the Series B Shares, and such payment is not made within ten days following the dividend payment date, each holder of the Series B Shares shall have the right to exchange any or all whole Series B Shares into Debentures at the exchange rate set forth in Section 8.9 and in the manner set forth below.

            8.8.2 In order for any holder of Series B Shares to exchange the same into a Debenture representing the Series B Shares, the holder shall surrender the certificate or certificates representing the Series B Shares, duly endorsed, at the office of the corporation's transfer agent (the date of receipt by the corporation's transfer agent of such surrendered certificate referred to herein as the "Holder's Exchange Date.") Such certificate shall be accompanied by written notice setting forth the number of Series B Shares represented by the certificate or certificates which the holder elects to exchange and the name or names in which the holder wishes the Debentures to be issued. The corporation's transfer agent will, as soon as practical thereafter, issue and deliver to such holder of the Series B Shares, or to such holder's nominee or nominees, the Debentures, together with cash, if any, for payment of the cumulative but unpaid dividends. If surrendered certificates for the Series B Shares are exchanged only in part, the corporation will issue and deliver to the holder, or to such holder's nominee or nominees, a new certificate or certificates representing the aggregate of the unexchanged Series B Shares. The Series B Shares shall be deemed to be exchanged as of the Holder's Exchange Date, and the person or persons entitled to receive the Debenture upon such exchange shall be treated for all purposes as the record holder or holders of such Debentures on the Holder's Exchange Date.

            8.8.3 Series B Shares that have been exchanged as provided in this section shall revert to the status of authorized but unissued Series B Shares.

     8.9 Exchange Rate. Series B Shares shall be exchanged at an exchange rate of $1,000 principal for each Series B Share surrendered. The amount of cumulative dividends shall be added to the principal amount of the Debentures except that, at the option of the corporation, in lieu of exchanging cumulative dividends into principal, the corporation may pay the cumulative dividends in cash.

     8.10   Terms of the Debentures.

            8.10.1 The Debentures will bear interest at the rate of 8% per annum, payable quarterly, on the first day of April, July, October, and January in each year. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

            8.10.2 The Debentures will be convertible into shares of Common Stock at any time and from time to time on the same terms and conditions as the Series B Shares. The shares of Common Stock issuable upon conversion of the Debentures will have the same registration rights as the shares of Common Stock issuable upon conversion of the Series B Shares.

            8.10.3 If the corporation exchanges the Series B Shares into Debentures as provided in Section 8.7 prior to the fourth anniversary of the Initial Closing Date, at the end of the fifth year following the Initial Closing Date, the corporation shall pay, on a pro rata basis, one-third of the principal amount of the Debentures, plus accrued but unpaid interest up to the date of such payment. At the end of the sixth year following the Initial Closing Date, the corporation shall pay, on a pro rata basis, one-half of the remaining principal amount of the Debentures, plus accrued but unpaid interest up to the date of such payment. At the end of the seventh year following the Initial Closing Date, the corporation shall pay the balance due on the Debentures.

            8.10.4 If the corporation exchanges the Series B Shares into Debentures, as provided in Section 8.7, after the fourth anniversary of the Initial Closing Date or if a holder of the Series B Shares exercises such holder's right to exchange the Series B Shares for Debentures pursuant to
Section 8.8, the
corporation shall, on the one-year anniversary of the Exchange Date or the Holder's Exchange Date, as the case may be, pay on a pro rata basis, one-third of the principal amount of the Debentures plus accrued but unpaid interest up to the date of such payment. On the second anniversary of the Exchange Date, or the Holder's Exchange Date, as the case may be, the corporation shall pay, on a pro rata basis, one-half of the remaining principal amount of the Debentures, plus accrued but unpaid interest up to the date of such payment. On the third anniversary of the Exchange Date, or the Holder's Exchange Date, as the case may be, the corporation shall pay the balance due on the Debentures.

            8.10.5 The Debentures will be subordinated in right of payment to all Senior Indebtedness. "Senior Indebtedness" means Indebtedness of the corporation outstanding at any time for money borrowed from a bank, insurance company or other lender not subordinated by its terms to the Debentures. "Indebtedness" means any debt of the corporation for borrowed money, capitalized leases and purchase money obligations or evidenced by a note, debenture, letter of credit or similar instrument given in connection with the acquisition, other than in the ordinary course of business, of any property or assets; any debt of any subsidiary of the corporation described in the preceding definition which the corporation has guaranteed or for which it is otherwise liable; and any amendment, renewal, extension or refunding of any such debt. The Debentures do not prohibit the corporation from incurring additional Indebtedness, including Senior Indebtedness.

            8.10.6 (i) If the corporation files a voluntary petition for relief under any bankruptcy law or if any involuntary petition for relief under any bankruptcy law is filed against the corporation and such involuntary petition is not dismissed within 60 days of the date of filing, the outstanding principal of all Debentures shall at once, without any action by the holders, be due and payable.

                     (ii) If an Event of Default (as defined below) shall have occurred and be continuing, the holders of 15% in principal amount of the Debentures then outstanding may declare the principal of all such Debentures to be due and payable; provided, however, that if any and all defaults shall have been remedied, the holders of a majority in aggregate principal amount of Debentures then outstanding may waive such defaults and rescind and annul such declaration and its consequences.

                     (iii) "Event of Default" means (a) a default for in excess of 10 days in payment of any principal or interest installment on the Debenture;
(b) a default on the Debentures other than a default under (a) above for 30 days after written notice to the corporation by the holders of 15% in principal amount of the outstanding Debentures, in the performance of any other covenant or agreement in the Debentures; (c) a default under any bond,

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

debenture, note or other evidence of indebtedness for money borrowed by the corporation or under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the corporation (excluding real property leases), which default shall constitute a failure to pay any portion of interest or principal when due after any applicable grace period or shall have resulted in such indebtedness becoming or being declared due and payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled, and the aggregate indebtedness in default exceeds $250,000; (d) certain events of bankruptcy, insolvency, and reorganization; and (e) the suspension or termination of the corporation's reporting obligations pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. An Event of Default shall not be deemed to have occurred until the corporation shall have had the opportunity to fully contest claims asserted by third parties related to
(c) above.

            8.10.7 The Debentures shall provide that the corporation may not be consolidated with or merged into another entity, or transfer all or substantially all of its assets in one or more related transactions, unless (i) the corporation shall be the surviving entity, or the successor shall be a United States corporation or shall expressly assume all the obligations of the corporation under the Debentures, (ii) immediately after giving effect to such transaction, no Event of Default shall have occurred and be continuing, and
(iii) the assuming corporation has a net worth not less than the consolidated net worth of the corporation.

            8.10.8 (i) For purposes of Subsection 8.10.8, the following terms shall have the meanings set forth below:

            "Consolidated Net Income" means, for any period, the aggregate of the Net Income of the corporation and its subsidiaries for such period, on a consolidated basis, determined in accordance with generally accepted accounting principles; provided that (i) the Net Income of any person which is not a subsidiary or is accounted for by the corporation by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the corporation or a subsidiary, and (ii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded.

            "Disqualified Stock" means capital stock subject to mandatory redemption or redemption at the option of the holder, in either case prior to the maturity of the Debentures.

            "Equity Interests" mean capital stock or warrants, options or other rights to acquire capital stock.

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

            "Net Income" means the net income (loss) of such corporation, subsidiary, or person, determined in accordance with generally accepted accounting principles; excluding, however, from the determination of Net Income, any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to leaseback transactions, except any gain from such leaseback transaction may be amortized into Net Income over the term of the lease) of any real property or equipment of such corporation, subsidiary, or person which is not sold or otherwise disposed of in the ordinary course of business, or of any capital stock of the corporation, subsidiary, or person owned by such corporation, subsidiary, or person.

                     (ii) The Debentures shall provide that the corporation may not (a) declare or pay any dividend or make any distribution on its capital stock of any class (except on its Series A Shares and Series B Shares) or to its shareholders (other than dividends or distributions payable in shares of capital stock of the corporation) unless the corporation shall also pay additional interest on the Debentures in an amount equal to the amount of the dividend that would then be payable to the holders of the Debentures had such holders converted the Debentures into shares of Common Stock; (b) purchase, redeem, or otherwise acquire or retire for value any Equity Interests of the corporation, any subsidiary or other affiliate (other than any such Equity Interests, owned by the corporation or any subsidiary), other than its obligation to repurchase certain shares of Common Stock held by Mr. Yoram Curiel pursuant to agreements between the corporation and Mr. Curiel; (c) permit any wholly-owned subsidiary to declare or pay any dividend on, or make any distribution to the holders of any shares of its capital stock except to the corporation or a subsidiary (other than dividends or distributions payable in capital stock of it or the corporation); or (d) permit any subsidiary to purchase, redeem or otherwise acquire or retire for value any Equity Interests of such subsidiary, the corporation or any affiliate of any of them (other than any such Equity Interests owned by the corporation or any subsidiary), if at the time of such action, an Event of Default shall have occurred and be continuing, or shall occur as a consequence thereof, or if upon giving effect to such payment the aggregate amount expended for all such payments (the amount expended for such purposes, if other than cash, to be conclusively determined by the board of directors as evidenced by a board resolution) shall exceed the sum of (1) 25% of the aggregate Consolidated Net Income of the corporation accrued during fiscal quarters ending subsequent to the Initial Closing Date; (2) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the corporation from the issue or sale, after the Initial Closing Date, of capital stock of the corporation (other than Disqualified Stock) or of warrants to purchase such capital stock (other than warrants to purchase such Disqualified Stock), other than in connection with the conversion of any Series B Shares or Debentures; (3) the aggregate

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net proceeds received by the corporation subsequent to the Initial Closing Date from the issue or sale of any debt securities or Disqualified Stock of the corporation, if, at such time, such debt securities, or Disqualified Stock, as the case may be, have been converted into capital stock of the corporation; or
(4) $250,000.

            8.10.9 The Debentures shall provide that neither the corporation nor any of its subsidiaries may engage in any transaction with an affiliate of the corporation on terms less favorable to the corporation or such subsidiary than that which might be obtained at the time of such transaction from unrelated entities.

     8.11 Rank. No class of capital stock or securities convertible into capital stock shall be issued which has superior rights to the Series B Shares as to distributions, liquidation, or both. If Series A Shares are issued,
Article 11 shall be amended to have terms equal to or subordinate to Series B Shares.

     8.12 Restriction on Payment of Dividends on Common Stock. No dividends or other payments (excluding payments to be made on liquidation pursuant to Section 8.3) shall be declared and paid on the Common Stock unless the corporation shall also declare and pay dividends on the shares of Common Stock issuable upon conversion of the Series B Shares and unless there are no accrued and unpaid dividends on the Series B Shares.

     8.13 Furnish Reports. As soon as practicable after available (but, in the case of the corporation's Annual Report to Stockholders, within 120 days after the end of each fiscal year of the corporation), the corporation will furnish to the holders of the Series B Shares or the Debentures, one copy of (a) its Annual Report to Stockholders which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a firm of certified public accountants), (b) if not included in substance in the Annual Report to Stockholders, its Annual Report of Form 10-K, and (c) any Quarterly Reports to Stockholders, and if not included in substance in its Quarterly Reports to Stockholders, its quarterly reports on Form 10-Q.

     EXECUTED this 16th day of August, 1996.


                                       OPTICAL SECURITY GROUP, INC.


                                       By:/s/ CATHERINE M. GOTWALT
                                          -------------------------
                                          Catherine M. Gotwalt
                                          Secretary

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